Exhibit 99.1

Company Contact:
Mark R. Lanning
Vice President-Finance and CFO
Frisch’s Restaurants, Inc.
2800 Gilbert Avenue
Cincinnati, OH 45206
(513) 559-5200
www.frischs.com
investor.relations@frischs.com

Frisch’s Reports Higher Sales and Earnings

In Second Quarter of Fiscal 2012

FOR IMMEDIATE RELEASE

CINCINNATI, Ohio — January 10, 2012 — Frisch’s Restaurants, Inc. (NYSE Amex: FRS) reported higher earnings and revenue for its 12-week fiscal second quarter ended December 13, 2011. Net earnings for the quarter increased 12.2 percent to $2,788,106 compared to $2,484,877 last year, largely the result of a lower effective tax rate. Diluted net earnings per share increased 14.3 percent to $0.56 per share, from $0.49 per share last year. Revenue increased modestly to $70,741,753 from $70,651,447 in last year’s second quarter. However, negatively affecting the revenue comparison is the closure of six underperforming Golden Corral units on August 23, 2011. Excluding the impact of these closures, revenue increased 4.0 percent in the quarter on solid growth in the Golden Corral segment. Year-to-date revenue was $162,469,942 versus $163,577,281 in the prior year. Excluding the impact of the Golden Corral closures, year-to-date revenue grew 1.7 percent over the same period in fiscal 2011.

In our Big Boy segment, same store sales were up 0.4 percent while overall sales increased 2.3 percent as a result of new store openings. Gross profit in the Big Boy segment declined 6.6 percent in the quarter versus prior year primarily as a result of higher food and paper costs and depreciation expense. Higher food costs continue to reflect industry trends driven by increased costs of beef and other raw materials.

Same store sales in our Golden Corral segment increased 7.8 percent. Gross profit in the Golden Corral segment increased 39.1 percent in the quarter versus prior year as a result of increased same store revenue combined with the elimination of losses generated by the closed stores.

Craig F. Maier, President and Chief Executive Officer, commented on the results, “Although the restaurant industry continues to suffer from declining customer counts and over capacity driven by the soft economy, the strength of our company’s brands allowed us to deliver solid results in the quarter. Our Golden Corral restaurants posted a strong same store sales increase during the quarter as the national marketing campaigns of Golden Corral drove revenue gains along with the migration of some customers from our six closed restaurants to nearby locations.”

The company opened one new Big Boy restaurant in July in our first quarter and a second restaurant in October in our second quarter. Frisch’s currently operates 95 company-owned Big Boy restaurants and there are an additional 25 franchised Big Boy restaurants operated by licensees. The company also operates 29 Golden Corral restaurants.

[See attached Financial Statements]

Frisch’s Restaurants, Inc. is a regional company that operates full service family-style restaurants under the name “Frisch’s Big Boy.” The company also operates grill buffet style restaurants under the name “Golden Corral” pursuant to certain licensing agreements. All Big Boy restaurants are currently located in various regions of Ohio, Kentucky and Indiana. Golden Corral restaurants currently operate primarily in the greater metropolitan areas of Cincinnati, Cleveland, Columbus, Dayton and Toledo, Ohio; Louisville, Kentucky and Pittsburgh, Pennsylvania.

The company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service marks in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. All of the Frisch’s Big Boy restaurants also offer “drive-thru” service. The company also licenses Big Boy restaurants to other operators, currently in certain parts of Ohio, Kentucky and Indiana.

The company has reported a profit every year since going public in 1960, and paid cash dividends to shareholders every quarter over the same period.

Statements contained in this press release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the company’s filings with the Securities and Exchange Commission.

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Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF EARNINGS (unaudited)

(In thousands, except per share data)

	Twenty-eight weeks ended		Twelve weeks ended
	December 13, 2011	December 14, 2010	December 13, 2011	December 14, 2010
Sales	$162,470	$163,577	$70,742	$70,651

Cost of sales
Food and paper	57,223	56,080	24,766	24,100
Payroll and related	54,160	54,382	23,365	23,617
Other operating costs	36,877	36,797	15,355	15,534

	148,260	147,259	63,486	63,251

Gross profit	14,210	16,318	7,256	7,400

Administrative and advertising	9,484	8,805	3,890	3,992
Franchise fees and other revenue	(694)	(696)	(304)	(296)
Impairment of long-lived assets	4,000	—	—	—

Operating profit	1,420	8,209	3,670	3,704
Interest expense	808	849	351	375

Earnings before income tax	612	7,360	3,319	3,329
Income taxes	98	2,134	531	844

NET EARNINGS	$514	$5,226	$2,788	$2,485

Earnings per share (EPS) of common stock:
Basic net earnings per share	$.10	$1.03	$.57	$.49

Diluted net earnings per share	$.10	$1.02	$.56	$.49

Diluted average shares outstanding	4,939	5,112	4,937	5,098

Depreciation included above	$8,113	$8,287	$3,429	$3,725

Opening expense included above	$398	$916	$115	$368

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEET

(In thousands of dollars)

	December 13, 2011 (unaudited)	May 31, 2011
Assets
Current assets
Cash and equivalents	$1,744	$2,449
Receivables	1,432	1,997
Inventories	6,429	5,717
Other current assets	4,841	4,697

	14,446	14,860

Property and equipment	161,500	172,922

Other assets
Goodwill & other intangible assets	1,138	1,237
Property held for sale and land investments	11,131	3,845
Deferred income taxes and other	2,214	2,410

	14,483	7,492

	$190,429	$195,274

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$10,035	$10,216
Accrued expenses	10,254	10,083
Other	9,650	8,801

	29,939	29,100

Long-term obligations
Long-term debt	19,205	22,573
Other long-term obligations	16,234	18,073

	35,439	40,646

Shareholders’ equity	125,051	125,528

	$190,429	$195,274